UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3 )*


                          Peoples Financial Corporation
   ------------------------------------------------------------------------
                                (Name of Issuer)


                        Common shares, without par value
   ------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   71103A 10 0
   ------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
    ------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [x]    Rule 13d-1(b)
         [ ]    Rule 13d-1(c)
         [ ]    Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------------
CUSIP No. 71103A 10 0                       13G
          --------------------
-----------------------------------

------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Peoples Financial Corporation Employee Stock Ownership Plan

------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

           (a)


           (b)

------------------------------------------------------------------------------
    3      SEC USE ONLY



------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Ohio

------------------------------------------------------------------------------
                              5     SOLE VOTING POWER

                                    -0-
        NUMBER OF             ------------------------------------------------
         SHARES
      BENEFICIALLY            6     SHARED VOTING POWER
         OWNED
        BY EACH                     -0-
    REPORTING PERSON          ------------------------------------------------
          WITH

                              7     SOLE DISPOSITIVE POWER

                                    -0-
                              ------------------------------------------------
                              8     SHARED DISPOSITIVE POWER

                                    -0-

------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-

------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           -0-

------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           EP

------------------------------------------------------------------------------

--------------------------------
CUSIP No. 71103A 10 0                     13G
          --------------------
--------------------------------

------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           United National Bank & Trust Company

------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

           (a)


           (b)

------------------------------------------------------------------------------
    3      SEC USE ONLY



------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

------------------------------------------------------------------------------
                              5     SOLE VOTING POWER

                                    -0-
        NUMBER OF             ------------------------------------------------
         SHARES
      BENEFICIALLY
         OWNED               6     SHARED VOTING POWER
        BY EACH
   REPORTING PERSON                -0-
         WITH                ------------------------------------------------

                             7     SOLE DISPOSITIVE POWER

                                   -0-
                             ------------------------------------------------
                             8     SHARED DISPOSITIVE POWER

                                   -0-

------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-

------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           -0-
------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           BK

------------------------------------------------------------------------------

Item 1(a).        Name of Issuer:

                  Peoples Financial Corporation

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  211 Lincoln Way East
                  Massillon, OH  44646

Item 2(a).        Name of Persons Filing:

                  United National Bank & Trust Company

                  Peoples Financial Corporation Employee Stock Ownership Plan

Item 2(b).        Address of Principal Business Office or, if none, Residence:

                  United National Bank & Trust Company
                  P.O. Box 24190
                  Canton, OH  44701

                  Peoples Financial Corporation Employee Stock Ownership Plan United National Bank & Trust Company, Trustee
                  P.O. Box 24190
                  Canton, OH  44701

Item 2(c).        Citizenship:

                  United National Bank & Trust Company
                    Organized under the laws of the United States

                  Peoples Financial Corporation Employee Stock Ownership Plan:
                    Organized in Ohio

Item 2(d).        Title and Class of Securities:

                  Common shares, without par value

Item 2(e).        CUSIP Number:

                  71103A 10 0

Item 3.    If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
           (c), check whether the person filing is a:

           (a)    [ ]     Broker  or  Dealer registered  under Section 15 of the
                          Act (15 U.S.C. 78o).

           (b)    [x]     Bank as defined in section 3(a)(6) of the Act (15
                          U.S.C. 78c).

           (c)    [ ]     Insurance  Company  as defined  in section 3(a)(19) of
                          the Act (15 U.S.C. 78c).

           (d)    [ ]     Investment Company  registered  under section 8 of the
                          Investment Company Act of 1940 (15 U.S.C. 80a-8).

           (e)    [ ]     An  investment  adviser  in  accordance  with  Section
                          240.13d-1(b)(1)(ii)(E).

           (f)    [x ]    An  employee   benefit   plan  or  endowment  fund  in
                          accordance with Section 240.13d-1(b)(1)(ii)(F).

           (g)    [ ]     A   parent   holding  company  or  control  person  in
                          accordance with Section 240.13d-1(b)(1)(ii)(G).

           (h)    [ ]     A  savings  association as defined in Section 13(b) of
                          the Federal Deposit Insurance Act (12 U.S.C. 1813).

           (i)    [ ]     A church  plan that is excluded from the definition of
                          an i nvestment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

           (j)    [ ]     A group, in accordance withss.240.13d-1(b)(1)(ii)(J).

Item 4.    Ownership:

           United National Bank & Trust Company

           (a)      Amount Beneficially Owned:
                    -0-

           (b)      Percent of Class:
                    -0-

           (c)      Number of shares as to which such person has:

                    (i)      sole power to vote or to direct the vote:
                             -0-

                    (ii)     shared power to vote or to direct the vote:
                             -0-

                    (iii) sole power to dispose or to direct the disposition of:
                             -0-

                    (iv)     shared   power   to   dispose   or   to  direct the
                             disposition of:
                             -0-

                    Peoples Financial Corporation Employee Stock Ownership Plan

                    (a)      Amount Beneficially Owned:
                             -0-

                    (b)      Percent of Class:
                             0%

                    (c)      Number of Shares as to which such person has:

                             (i)     sole power to vote or to direct the vote:
                                     -0-

                             (ii)    shared power to vote or to direct the vote:
                                     -0-

                             (iii) sole power to dispose or to direct the disposition of:
                                     -0-

                             (iv) shared power to dispose or to direct the disposition of:
                                     -0-

               The Peoples Financial Corporation Employee Stock Ownership Plan (the "Plan") was terminated during 2000. United National Bank & Trust Company was the Trustee of the Plan.

               United National Bank & Trust Company was also the Trustee for the Peoples Financial Corporation Recognition and Retention Plan Trust, which also was terminated in 2000. United National Bank and Trust has voting or dispositive power over no other shares of Peoples Financial Corporation.

Item 5.        Ownership of Five Percent or Less of a Class:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6.        Ownership of More Than Five Percent on Behalf of Another Person:

               Inapplicable

Item 7.        Identification   and   Classification  of  the  Subsidiary  Which
               Acquired  the  Security  Being  Reported on by the Parent Holding
               Company:

               Inapplicable

Item 8.        Identification and Classification of Members of the Group:

               United  National  Bank  &  Trust  Company,  a  Bank as defined in
               Section 3(a)(6) of the Act

               Peoples Financial Corporation Employee Stock Ownership Plan, an Employee Benefit Plan

Item 9.        Notice of Dissolution of Group:

               The group was dissolved on September 14, 2000, when the Peoples Financial Corporation Employee Stock Ownership Plan was terminated and all shares of Peoples Financial Corporation were distributed from the trust. All further filings with respect to ownership of the issuer's securities by United National Bank & Trust Company will be filed, if required, by United National Bank & Trust Company in its individual capacity.

Item 10.       Certification:

               Inapplicable

Signature:

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        UNITED NATIONAL BANK & TRUST
                                         COMPANY


2-6-01                                  By /s/ Richard J. Reiland Jr.
------                                     --------------------------
Date                                        Richard J. Reiland Jr.
                                               its Trust Officer


                                        PEOPLES FINANCIAL CORPORATION
                                        EMPLOYEE STOCK OWNERSHIP PLAN


                                        By United National Bank & Trust Company,
                                                       Trustee


2-6-01                                  By /s/ Richard J. Reiland Jr.
------                                     --------------------------
Date                                        Richard J. Reiland Jr.
                                               its Trust Officer

                                    EXHIBIT A

                   AGREEMENT FOR JOINT FILING OF SCHEDULE 13G
                            AND DISSOLUTION OF GROUP


         The undersigned hereby agree that (1) the Schedule 13G being filed with the Securities and Exchange Commission to report their beneficial ownership of more than 5% of the common shares of Peoples Financial Corporation, an Ohio corporation, shall be, and is, filed on behalf of each of the undersigned, and
(2) that the group has been dissolved and any future required filings will be filed in an individual capacity.




                                       UNITED NATIONAL BANK & TRUST
                                         COMPANY



2-6-01                                 By  /s/ Richard J. Reiland Jr.
---------                                  --------------------------
Date                                         Richard J. Reiland Jr.
                                              its Trust Officer


                                       PEOPLES FINANCIAL CORPORATION
                                       EMPLOYEE STOCK OWNERSHIP PLAN

                                       By United National Bank & Trust Company,
                                             Trustee



2-6-01                                 By /s/ Richard J. Reiland Jr.
------                                    --------------------------
Date                                       Richard J. Reiland Jr.
                                              its Trust Officer